Exhibit 99.1

Angie’s List is Now Angi, A New Way to Help People Love Where They Live

•Angie’s List is now Angi, a new name for a new era in everything home
•Parent company ANGI Homeservices to become Angi Inc. (NASDAQ: ANGI)
•Angi mobile app includes new look and feel with easy access to service professionals, including pre-priced services, in-app messaging, payment tools, and financing

DENVER, March 17, 2021 – Today the iconic Angie’s List brand became Angi, a new name and promise for a new era in everything home.

“At Angi, we believe that home is the most important place on Earth. People love their homes, but they don't always love taking care of their homes. At Angi, we are on a mission to change that,” said Oisin Hanrahan, CEO of Angi. “We want people to feel confident taking care of small tasks, and brave enough to take on big home projects. Our new site and consumer app will help them do that by making it easier than ever to take care of your home.”

As the $500 billion of home spend moves online, Angi is the only end-to-end digital solution able to take care of everything from discovery and scheduling to booking and payment, making caring for the home easier than ever before. The new Angi app now includes features that support people through their home care journey, including the ability to instantly buy pre-priced jobs, the option to pay your pro through the app, financing options, and of course standard features like the ability to see pros, message and call — all of which help take the complexity out of home improvement.

The new Angi experience comes with a fresh logo, site and app experience, while also harnessing the innovative technology built across its sister brands, such as HomeAdvisor. As a part of today’s news, HomeAdvisor will become HomeAdvisor, powered by Angi. This brand transition marks the continued evolution of the company by combining the strength of the best brand with the best customer experience.

Consumer expectations have changed dramatically over the last decade: from ordering food to speaking with a doctor, consumers expect comprehensive solutions at the click of a button. Home is one of the last major categories to move online, behind categories like travel, real estate, dating, and transportation. By helping more and more pros take advantage of the digital world, Angi is poised to transform an untapped $500 billion market in which the majority of business still gets done through word of mouth. The new, modern Angi experience is uniquely positioned to meet this behavior shift and transform how people hire, book and pay for everything in their home.

To fully align on the Angi mission to help people everywhere truly love where they live, parent company ANGI Homeservices is now Angi Inc.

About Angi

Angi is your home for everything home—a comprehensive solution for all your home needs. From repairs and renovations to products and financing, Angi is transforming every touch point in the customer journey. With over 25 years of experience and a network of nearly 250,000 pros, we have helped more than 150 million people with their home needs. Angi is your partner for every part of your home care journey. Angi is an operating business of Angi Inc., formerly ANGI Homeservices Inc. (NASDAQ: ANGI).

Angi Corporate Communications
Mallory Micetich
(303) 963-8352